Exhibit 10.18

Summary of Compensation Arrangements for Nonemployee Directors

        The Company's nonemployee directors are as follows: Donald G. Calder, Robin S. Callahan, Paul J. Choquette, Jr., Peter L.A. Jamieson, Peter F. Krogh, Stephen P. Munn, Anthony W. Ruggiero, Lawrence A. Sala, Eriberto R. Scocimara and Magalen C. Webert. Mr. Munn was employed as an executive officer of the Company, and he served as the Chairman of the Board of Directors, through June 25, 2007 when he elected to retire as an employee and relinquished his title as Chairman in connection with the appointment of Dave A. Roberts as Chairman, President and Chief Executive Officer. Mr. Munn continues to serve as a member of the Board of Directors and was appointed Lead Director effective June 25, 2007. The Company agreed to pay Mr. Munn an annual retainer of $300,000 beginning July 1, 2007 for his continued service on the Board as Lead Director.

        For 2007, the annual fee paid to each nonemployee director other than Mr. Munn was $35,000. In addition, a $5,000 annual attendance fee is paid to each such nonemployee director who attends at least 75% of the aggregate of (i) the total number of Board of Directors meetings which he or she is eligible to attend, and (ii) all meetings of committees of the Board on which the director serves. For 2007, each such nonemployee director attended at least 75% of such meetings and received a $5,000 annual attendance fee.

        The Board has standing Executive, Audit, Compensation, Pension and Benefits and Corporate Governance and Nominating Committees.

        The following table summarizes the compensation paid to Mr. Munn (both for the period through June 25, 2007 when he served as an executive officer of the Company and Chairman of the Board of Directors and as the Lead Director thereafter) and each other non-employee director for his or her service to the Board and its committees during 2007:

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)		Option Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Donald G. Calder	$75,000		$44,482	$0	$119,482
Robin S. Callahan	$75,000		$44,482	$0	$119,482
Paul J. Choquette, Jr.	$70,000		$44,482	$0	$114,482
Peter L.A. Jamieson	$65,000		$44,482	$0	$109,482
Peter F. Krogh	$65,000		$44,482	$0	$109,482
Stephen P. Munn	$412,500	(5)	$222,410	$23,113	$658,023
Anthony W. Ruggiero	$85,000		$44,482	$0	$129,482
Lawrence A. Sala	$65,000		$44,482	$0	$109,482
Eriberto R. Scocimara	$70,000		$44,482	$0	$119,482
Magalen C. Webert	$52,500		$44,482	$0	$96,982
(1)
The following directors received a portion of their annual fee in Shares: Mr. Choquette—372 Shares, Mr. Sala—186 Shares and Mrs. Webert—186 Shares.

(2)
The value of the option awards shown in the table is equal to the expense reported for financial reporting purposes in 2007 (before reflecting forfeitures). Note 12 to the Company's consolidated financial statements included in the 2007 Annual Report on Form 10-K contains more information about the Company's accounting for stock-based compensation arrangements.

(3)
The full grant date fair value of the option awards made on February 7, 2007 to the listed directors is as follows: Mr. Calder—$46,740, Mrs. Callahan—$46,740, Mr. Choquette—$46,740, Mr. Jamieson—

  $46,740, Mr. Krogh—$46,740, Mr. Munn—$233,700, Mr. Ruggiero—$46,740, Mr. Sala—$46,740, Mr. Scocimara—$46,740 and Mrs. Webert—$46,740. Note 12 to the Company's consolidated financial statements included in the 2007 Annual Report on Form 10-K contains more information about the Company's accounting for stock-based compensation arrangements.

(4)
Includes (i) $9,000 for Company matching contributions to the Company's Employee Incentive Savings Plan, and (ii) $14,113 for reimbursement of financial management fees.

(5)
Mr. Munn was an executive officer of the Company through June 25, 2007. The $412,500 represents base salary for his employment through June 25, 2007 of $262,500 and a retainer of $150,000 for his service on the Board for the remainder of 2007.

        In addition, on February 5, 2008, each nonemployee director other than Mr. Munn received 1,805 restricted stock units (the "Units"). Each Unit was valued at $33.25, which was equal to the closing market price of the Shares on the date of grant. As soon as practicable following the termination of a director's service on the Board, the Company will issue one Share for each Unit credited to such director's account at the time of termination.

        Under the Deferred Compensation Plan for Nonemployee Directors, each nonemployee director is entitled to defer up to 100% of his or her annual retainer and meeting fees. Each participant can direct the "deemed investment" of his or her account among the different investment funds offered by the Company from time to time. Initially, the investment options include (i) a fixed rate fund and (ii) Share equivalent units. All amounts held under the Deferred Compensation Plan are 100% vested amounts credited to a participant's account and generally will be paid or commence to be paid after the participant terminates service as a director. At the participant's election, payments can be made in a lump sum or in quarterly installments. Payments under the Deferred Compensation Plan are made in cash from the Company's general assets. For the period January 1, 2007 to December 31, 2007, the fixed rate fund accrued interest at five and one-half percent (5.5%) per annum and the aggregate interest accrued for all participants in the Deferred Compensation Plan was $47,645.